Exhibit 99 - Notice to Directors and Executive Officers of Home Federal
             Bancorp dated August 21, 2003.

To:      Directors and Executive Officers of Home Federal Bancorp

From:    Lawrence E. Welker, EVP/CFO

Date:    August 21, 2003

Subj:    Notice of Blackout Period Restriction on Trading Home Federal Bancorp
         Stock

The Home Federal Bancorp Employees' Salary Savings Plan (the "Plan") will be entering a blackout period (the "Blackout Period") in order for the Plan sponsor, Home Federal Bancorp, to effect a change of record keepers. During the
Blackout Period, Plan participants will be subject to restrictions on executing transactions in their Plan accounts, including changing how contributions are invested, receiving distributions or loans and transferring balances among Plan funds. The Plan sponsor has notified participants of the Blackout Period.

The Blackout Period is expected to begin on September 15, 2003 and expected to end on October 15, 2003.

This notice is provided to you pursuant to Rule 104 of Regulation BTR promulgated by the Securities and Exchange Commission and Section 306 of the
Sarbanes-Oxley Act of 2002. Pursuant to these rules, Directors and Executive
Officers may not directly or indirectly purchase, sell or otherwise acquire or transfer any stock of Home Federal Bancorp during the Blackout Period.
Accordingly, you may not engage in such transactions in Home Federal Bancorp common stock during such period of time.

You will receive notice if the Blackout Period changes for any reason. If you have any questions about this Blackout Period, please contact me at (812)
523-7308, 501 Washington Street, Columbus, Indiana 47201.